Exhibit 10.23

Goedeker’s
Trusted since 1951

13850 Manchester Rd. | Ballwin, MO 63011

August 15, 2019

Mr. Douglas Moore

[Address]

Dear Doug:

It is my privilege and pleasure to offer you the position of Chief Executive Officer with 1847 Goedeker Inc. (the “Company”). I am confident that your strategic vision, operational expertise and commitment to our culture and values will be a tremendous asset to the executive leadership team and the organization. The details of your offer are as follows:

●	An annual base salary of $300.000.00, paid twice-monthly with standard payroll deductions and less applicable taxes. The base salary will be reviewed annually as part of the performance review process and the establishment of annual EBITDA budgets.

●	An annual bonus target of up to 100% of your applicable base salary in accordance with the terms of the incentive plan. You will work with the board of directors of the Company to agree upon metrics in excess of present earnings targets to achieve maximum annual bonus potential. Pursuant to the terms of this plan, you must be actively employed at the time of payment in order to receive this bonus. The current annual EBITDA target is based on a $2 million calculation made at the time of the April 6, 2019 transaction. The target for the 2019 transition will be $666,667 for the months of September through December to coincide with your dates of employment in 2019. Payment of any bonus will start at 90% achievement of that number and result in a bonus of 25% of your salary earned in 2019. At 100% of that $666,667 target your bonus will rise to 35%. A scale will be established where the 100% rate is earned and capped at 150% of the targeted EBITDA.

●	An option to purchase 10 percent of outstanding Common Stock of 1847 Goedeker Holdco Inc. (“Holdco”), the parent company of the Company. The exercise price of the option will be at a price equating $100,000 of value and 10% of the Common Stock shares outstanding, which is consistent with Holdco’s investment basis in the April 6, 2019 transaction. Vesting of the options will occur annually over a 4-year schedule of 25% per year, which accumulates the ownership at 2.5% per year.. The grant of the options is subject to the terms of a Stock Incentive Plan to be adopted by the board of directors of Holdco. The granting of this option shall be subject to the Company obtaining the consent of its (and its affiliates) senior lenders.

●	Relocation:

o	A relocation signing bonus in the amount of $35,000.00 (less applicable deductions).

o	Reimbursement of living and accommodations for up to six months is allowed in the St. Louis area. Meals and ordinary daily expenses are excluded from reimbursement. Car rental is included for up to two months, at which point you are to provide your own vehicle for transportation.

o	Once monthly round trip airline tickets to St. Louis for either you or your spouse is reimbursable through April 2020.

Note: Should you voluntarily resign or be terminated for cause within twenty four months of the effective date of your relocation, you will be required to repay to Goedeker’s 1847 a portion of the relocation signing bonus , pro-rated for the remainder of the twenty four month period within thirty days of your departure date.

●	A 15% discount on purchases from the Company.

●	Four weeks of vacation per calendar year and seven Company holidays per fiscal year.

●	As a regular, full-time employee of the Company, you will be eligible to participate in a number of the Company’s sponsored benefit plans once the applicable waiting periods are met. You must complete the online enrollment process within 30 days of your hire date to elect or decline coverage. Please be prepared to provide proof of dependent status (such as a marriage or birth certificate) for any eligible dependents you wish to enroll. Refer to the attached Benefits Overview for additional plan information.

●	We expect you to observe any contractual or legal obligations that you owe to any previous employer. Please advise us of any restrictive covenants, non-solicitation covenants, or other contractual or legal obligations you owe to your previous employer. You will be subject to all Goedeker’s policies, including our Code of Conduct and our Insider Trading policies. Further details on these policies and others are outlined in the Employee Handbook, which you will receive on your first day of employment.

●	SEVERANCE: If you are terminated by the Company without cause, you will be entitled to 6 months of base compensation, which will be paid in lump sum within two weeks of the separation date.

●	RESIGNATION: You agree to provide the Company with 90 days’ notice prior to resigning from or otherwise terminating your employment with the Company.

●	CONFIDENTIALITY. You shall not, directly or indirectly, disclose to any person or entity who is not authorized by the Company or any subsidiary or affiliate to receive such information, or use or appropriate for your own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate, any documents or other papers relating to the Company’s business or the customers of the Company or any subsidiary or affiliate, including, without limitation, files, business relationships and accounts, pricing policies, customer lists, computer software and hardware, or any other materials relating to the Company’s business or the customers of the Company or any affiliate of the Company or any trade secrets or confidential information, including, without limitation, any business or operational methods, drawings, sketches, designs or product concepts, know-how, marketing plans or strategies, product development techniques or plans, business acquisition plans, financial or other performance data, personnel and other policies of the Company or any affiliate of the Company, whether generated by you or by any other person, except as required in the course of performing your duties hereunder or with the express written consent of the Company; provided, however, that the confidential information shall not include any information readily ascertainable from public or published information, or trade sources or independent third parties (other than as a direct or indirect result of unauthorized disclosure by you). This confidentiality provision shall survive the termination of this Agreement and the cessation of your employment.

●	NON-COMPETITION.

During Employment. During Employee’s employment hereunder, Employee shall not engage, directly or indirectly, as an employee, officer, director, partner, manager, consultant, agent, owner (other than a minority shareholder or other equity interest of not more than 1% of a company whose equity interests are publicly traded on a nationally recognized stock exchange or over- the-counter) or in any other capacity, in any business or entity that is in competition with the Company or any of its subsidiaries. Employee shall also devote 100% of his work time to the Company.

Subsequent to Employment. For a one year period following the termination of Employee’s employment for any reason or without reason, Employee shall not in any capacity (whether in the capacity as an employee, officer, director, partner, manager, consultant, agent or owner with any business or entity that is in competition with the Company.

Non-solicitation. For a two year period following the termination of Employee’s employment for any reason or without reason, Employee shall not solicit or induce any person who was an employee of the Company or any of its subsidiaries or related companies on the date of Employee’s termination or within three months prior to leaving his employment with the Company or any of its subsidiaries or related companies to leave their employment with the Company or any of its subsidiaries or related companies.

●	This offer is contingent upon the favorable completion of a drug and alcohol screening, background screening, and reference checks, along with proper documentation of your legal ability to work in the United States.

●	Your employment is at-will and will begin with the Company on a date mutually agreed upon.

[Signature page follows]

While every member of our team is critical to our success, your role of Chief Executive Officer is one that I look to for significant contributions. I look forward to welcoming you to the team, working with you and positioning Goedeker’s for a successful future! If you have any questions, please do not hesitate to call me at (703) 234-8834 Ellery Roberts, Chairman of 1847 Holdings.

Regards,

/s/ Ellery W. Roberts
Ellery Roberts
Chairman
Goedeker’s 1847

Douglas Moore	/s/ Douglas Moore	August 15, 2019
Print Name	Signature	Date

Please return a signed copy of this offer letter and attached job description as formal acceptance of your ability to perform the requirements of the position. A representative from the Human Resource team will be in touch with you before your start date to discuss what you will need to bring on your first day. Your employment with the company is considered “at will” and can be terminated by you at any time. The Company also reserves the same right.

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